UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2008

SYMYX TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-27765	77-0397908
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3100 Central Expressway		95051
Santa Clara, California		(Zip Code)
(Address of principal executive offices)

(408) 764-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

On February 13, 2008, Symyx Technologies, Inc. (the “Company”) issued a press release announcing the Company’s earnings for the fourth quarter and fiscal year ended December 31, 2007.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein in its entirety.

The information in this Item 2.02 and in Exhibit 99.1 attached to this report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language contained in such filing.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers.  Compensatory Arrangements of Certain Officers.

In a January 10, 2008 Form 8-K filing, the Company announced that Anthony R. Muller, a member of the Company’s Board of Directors (“Board”), current chair of the Board’s Audit Committee (“Audit Committee”) and member of the Board’s Corporate Governance and Nominating Committee (“Governance Committee”), would retire from the Board effective as of 11:59 p.m. on the date on which the Company files its Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (the “10-K Filing Date”).  The Company currently expects to file its Form 10-K in March 2008.  Mr. Muller’s decision to retire did not result from any dispute or disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In discussions regarding the prospective appointments referenced below, on February 9, 2008, Thomas R. Baruch, a member of the Board and a member of the Board’s Audit Committee, Governance Committee and Compensation Committee, informed the Company he would retire from the Board, also effective as of the 10-K Filing Date.  Mr. Baruch’s retirement is the result of his desire to focus on other activities and does not result from any dispute or disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On February 11, 2008, the Board appointed Timothy Harkness to serve on the Company’s Board as a Class II director until the Company’s 2010 annual stockholders’ meeting, effective as of Mr. Muller’s retirement.  Mr. Harkness was most recently Senior Vice President and Chief Financial Officer at Nektar Therapeutics, Inc., a biopharmaceutical company.  From 1998 through April 2007, Mr. Harkness served as Chief Financial Officer of Molecular Devices Corporation, an international life sciences tools company, which was recently acquired by Toronto-based MDS, Inc. While at Molecular Devices, he also was responsible for worldwide manufacturing and corporate development as the company's Senior Vice President of Operations from 2005 to 2007.

On February 12, 2008, the Board appointed Chris van Ingen to serve on the Company’s Board as a Class I director until the Company’s 2009 annual stockholders’ meeting, effective as of Mr. Baruch’s retirement.   Mr. van Ingen recently retired from his position as president of the Bio-Analytical Measurement business of Agilent Technologies, Inc, a position he had held since May 2001.  Prior to assuming that position, Mr. van Ingen held a number of positions in the Chemical Analysis Group of The Hewlett-Packard Company and Agilent Technologies, Inc., including Vice President of Sales and Marketing from 1996 to April 2001, Americas Marketing Center Manager from 1989 to 1996, Product Marketing Manager at Little Falls Division from 1986 to 1989, and Sales Development Manager at Little Falls Division from 1984 to 1986.

Messrs. Harkness and van Ingen will each be appointed to the Board’s Audit Committee upon joining the Board.

As non-employee directors, Messrs. Harkness and van Ingen will each receive an annual retainer of $30,000, as well as an additional $10,000 for serving on the Audit Committee.  These fees are paid quarterly and are prorated for partial periods.  In addition, Messrs. Harkness and van Ingen will be reimbursed for reasonable out-of-pocket travel expenses incurred in connection with attendance at and participation in Board and committee meetings.

In addition to the cash compensation referenced in the preceding paragraph, Messrs. Harkness and van Ingen will each receive a prorated restricted stock unit award upon joining the Board equal to a value of approximately $12,000 pursuant to the Company’s 2007 Stock Incentive Plan (the “2007 Plan”) that will be fully vested on the date of the Company’s next annual meeting of stockholders (currently expected to be in mid-June, 2008), provided that they respectively remain directors of the Company through such time. Notwithstanding the foregoing, in the event of a Corporate Transaction or a Change in Control (each term as defined in the 2007 Plan), the portion of their respective awards that is neither assumed nor replaced in connection with such event will fully vest.

Each of Mr. van Ingen and Mr. Harkness will also be entitled to indemnification under certain circumstances for certain expenses which he may be required to pay in connection with certain claims to which he may be made a party by reason of his position as a director of the Company and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

Item 9.01.  Financial Statements and Exhibits

Exhibit Number	Description

99.1	Press Release issued on February 13, 2008 announcing earnings for the fourth quarter and fiscal year ended December 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYMYX TECHNOLOGIES, INC.

Date: February 13, 2008	By:	/s/ Rex S. Jackson
Rex S. Jackson
Executive Vice President and
Chief Financial Officer

Exhibit Index
Exhibit Number	Description

99.1	Press Release issued on February 13, 2008 announcing earnings for the fourth quarter and fiscal year ended December 31, 2007.